UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Facility with Bank of America, N.A.

On October 30, 2014, Destination XL Group, Inc. (the “Company”) amended its credit facility with Bank of America, N.A, effective October 29, 2014, by executing the Second Amendment to the Sixth Amended and Restated Loan and Security Agreement dated as of November 10, 2010, as amended by the First Amendment to Sixth Amended and Restated Loan and Security Agreement, the First Amendment to Amended and Restated Guaranty Agreement, the First Amendment to Amended and Restated Security Agreement, and the Termination Agreement, dated as of June 26, 2013 (collectively, the “Amended Credit Facility”).

The Amended Credit Facility provides for an increase in the maximum committed borrowings from $100 million to $125 million. The Amended Credit Facility continues to include, pursuant to an accordion feature, the ability to increase the Amended Credit Facility by an additional $50 million upon the request of the Company and the agreement of the lender(s) participating in the increase. There were no changes to the sublimit of $20 million for commercial and standby letter of credits or the sublimit of up to $15 million for Swingline Loans. The Company’s ability to borrow under the Amended Credit Facility (the “Loan Cap”) is determined using an availability formula based on eligible assets. The Amended Credit Facility requires the Company to maintain a minimum consolidated fixed charge coverage ratio of 1.0:1.0 if its excess availability under the Amended Credit Facility fails to be equal to or greater than the greater of 10% of the Loan Cap and $7.5 million.

Borrowings made pursuant to the Amended Credit Facility will bear interest at a rate equal to the base rate (determined as the highest of (a) Bank of America N.A.’s prime rate, (b) the Federal Funds rate plus 0.50%, or (c) the one month ICE LIBOR rate) plus a varying percentage, based on the Company’s borrowing base, of 0.50%-0.75% for prime-based borrowings and 1.50%-1.75% for ICE LIBOR-based borrowings. The Amended Credit Facility will be used for working capital, capital expenditures and other general corporate purposes of the Company.

The maturity date of the Amended Credit Facility was extended from June 26, 2018 to October 29, 2019. The Company’s obligations under the Amended Credit Facility are secured by a lien on substantially all of its assets, excluding (i) a first priority lien held by the lenders of the Term Loan Facility on certain equipment of the Company and (ii) intellectual property.

Term Loan Facility

On October 30, 2014, the Company entered into a term loan agreement with respect to a new $15 million senior secured term loan facility with Wells Fargo Bank, National Association as administrative and collateral agent (the “Term Loan Facility”). The effective date of the Term Loan Facility is October 29, 2014 (the “Effective Date”).

Pursuant to the Term Loan Facility, the Company borrowed an aggregate principal amount equal to $15 million, less closing fees and expenses. The proceeds from the Term Loan Facility will be used to repay borrowings under the Amended Credit Facility.

All amounts advanced under the Term Loan Facility bear interest at a rate per annum equal to the greater of (a) 1.00% and (b) the one month LIBOR rate, plus 6.50%. Interest payments are payable on the first business day of each calendar month, and increase by 2% following the occurrence and during the continuance of an “event of default,” as defined in the Term Loan Facility.

The Term Loan Facility provides for quarterly amortization payments on the first business day of each calendar quarter, commencing the first business day of January 2015, in an aggregate principal amount equal to $250,000, subject to adjustment, with the balance payable on the termination date.

The Term Loan Facility includes usual and customary mandatory prepayment provisions for transactions of this type that are triggered by the occurrence of certain events. In addition, the amounts advanced under the Term Loan Facility can be optionally prepaid in whole or part. All prepayments are subject to an early termination fee in the amount of: (a) 4% of the amount prepaid if the prepayment is prior to the first anniversary of the Effective Date; (b) 2% of the amount prepaid if the prepayment is after the first anniversary, but prior to the second anniversary, of the Effective Date; and (c) 1% of the amount prepaid if the prepayment is after the second anniversary, but prior to the third anniversary, of the Effective Date. There is no prepayment penalty after the third anniversary of the Effective Date.

The Term Loan Facility matures on October 29, 2019. It is secured by a first priority lien on certain equipment of the Company, and a second priority lien on substantially all of the remaining assets of the Company, excluding intellectual property.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION XL GROUP, INC.

Date: October 31, 2014	By:	/s/ Robert S. Molloy
Robert S. Molloy
Senior Vice President, General Counsel and Secretary